Exhibit (e)(3)

DISTRIBUTION SERVICES AND EDUCATIONAL SUPPORT AGREEMENT

The undersigned distributor (the "Distributor") agrees to provide Services (defined below) to AllianceBernstein Investments, Inc. ("ABI") relating to the AllianceBernstein Funds (defined in Attachment A below). "Services" means distribution services and educational support, such as seminars and otherwise providing ABI access to the Distributor's representatives through the Distributor's global fund portal, which is intended to satisfy ABI's goal of making the Distributor's representatives who interact with current and prospective AllianceBernstein Fund shareholders more knowledgeable about the AllianceBernstein Funds so that these representatives can provide suitable information and advice about AllianceBernstein Funds and related investor services. "AllianceBernstein Funds" means the mutual funds identified on Attachment A of this agreement. ABI may revise Attachment A at any time to add or remove mutual funds.

As consideration for the Services, ABI agrees to pay, or to cause one or more of its affiliates to pay, a fee (the "Fee") to the Distributor in the amount and on the terms specified in Attachment B of this agreement. The Fee will be paid from the assets of ABI or its affiliates and not from the assets of the AllianceBernstein Funds. The Distributor acknowledges that the AllianceBernstein Funds do not consider brokers' sales of the AllianceBernstein Funds when selecting brokers to effect portfolio transactions.

Each of ABI and the Distributor represent and warrant to the other that its performance under this agreement does not violate any law or legal requirement, including the rules of any self- regulatory organization, applicable to it. The Distributor represents and warrants to ABI that it has made such disclosure of this agreement and its subject matter as is required by any law or legal requirement, including the rules of any self-regulatory organization, applicable to it. The Distributor acknowledges that, from time to time hereafter, ABI will require a certification that such disclosure has been made and Distributor agrees to provide promptly such certification.

Either the Distributor or ABI may terminate this agreement on 30 days' written notice to the other party. In addition, this agreement will terminate automatically when: (1) the Selected Dealer Agreement between ABI and the Distributor (the "Selected Dealer Agreement") terminates; (2) ABI no longer serves as the principal underwriter to any AllianceBernstein Funds; or (3) AllianceBernstein L.P. no longer serves as investment adviser for any AllianceBernstein Funds.

This agreement (including the referenced attachments) and the Selected Dealer Agreement, which continues in full force and effect, constitutes the entire agreement between ABI and the Distributor relating to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between ABI and the Distributor, written or oral, to the extent they relate in any way to the subject matter hereof.

This agreement does not confer any rights or remedies upon any person other than ABI and the Distributor. This agreement is governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Date: October 31, 2016

ABI		The Distributor
AllianceBernstein Investments, Inc		Institutional Cash Distributors, LLC (ICD)
By:	/s/ Mark R. Manley	By:	/s/ Mason J. Martin
Name: Mark R. Manley		Name: Mason J. Martin
Title: Director & Secretary		Title: Chief Compliance Officer

Attachment A

AllianceBernstein Mutual Funds

AB Government Money Market Portfolio—Institutional Class

Attachment B

ABI shall pay ICD a monthly fee based on the daily net assets of AB Government Money Market Portfolio - Institutional Class ("Portfolio") obtained through the ICD portal, times the fee formula described below for each day (the "Fee").

Fee Formula:
The Fee (in basis points) shall equal six (6) basis points minus the Adjustment Amount (in basis points). For this purpose, the Adjustment Amount shall equal 30% of the amount (in basis points) of the Fund's total operating expenses waived or reimbursed by the Adviser or its affiliates for the applicable period. The maximum Fee shall not exceed 6 basis points.

ABI will make payment of the Fee to ICD in arrears within 30 days of the end of the applicable calendar month.

ABI will be solely responsible for calculating the Fee payable to ICD based on the internal records of ABI or its affiliates.

ABI reserves the right to revise the Fee at any time, due to various factors, including a change in market conditions.